EXHIBIT 99.1

                Hybrid Fuels Inc. Signs Joint-Venture Agreement

VERNON, BC, December 19 - Hybrid Fuels, Inc. (OTCBB: HRID) today announced that a formal agreement has been signed between its wholly-owned subsidiary Hybrid Fuels (Canada) Inc. and the A4 Bar Cattle Company Ltd., covering the equal-share joint venture between the two companies, known as the `Siksika A4 Bar Farm Operations Project.' The site of the project is located approximately 60 miles east of Calgary, Alberta, Canada on the land of the Siksika First Nations.

"The joint venture operating agreement is the most significant achievement for Hybrid Fuels to date," said Douglas Dickie, President and CEO of Hybrid Fuels Inc..

The Project will initially consist of the construction of two (2) facilities each utilizing Hybrid Fuels' proprietary technology together with the industry expertise and cattle provided by A4 Bar Cattle Company Ltd..

"The Siksika A4 Bar Farm Operations Project will provide innovative and alternative approaches to economic and community development on First Nations lands. The Project is positioned with a multi-disciplinary team of professionals with solid corporate expertise combined with years of hands-on technical and management experience," added Dickie. "We fully expect to expand this type of project to include other First Nations across Canada and the United States."

The two (2) facilities are designed to produce a combined daily volume of up to 3,300 litres of ethanol, generate up to 2 megawatts of power, finish up to 2,400 head of cattle annually, and provide up to 10 full time jobs. The internal hydroponics barley grass growing system is designed to produce a 12-pound ration of grass per head of cattle per day.

"We believe that the demand for our products positions this joint venture for profitability and delivers significant value to Hybrid Fuels shareholders," concluded Dickie.


About Hybrid Fuels Inc:

Hybrid Fuels Inc has developed a unique farm-scale system that integrates the production of wet ethanol with cattle feeding operations. Their model encompasses environmental sensitivity toward development of alternative fuels and electricity, high-quality beef and waste management. Their commercial facility design includes insulated steel-construction buildings, a hydroponics barley-grass growing system, and an energy-producing minimal-emission gasifier which incinerates all barn waste and manure. The energy-balanced ethanol production process also generates a high protein brewers' mash, supplemented by barley grass, creating a top-quality cattle feed. The cattle, raised within stringent atmosphere-controlled and humane conditions, are free of added hormones and antibiotics.

This Press Release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations.


For further information:
Hybrid Fuels Inc.
Phone: Toll free Canada/USA: (888) 550-2333
Corporate Website: www.hybrid-fuels.com
Email: investor.relations@hybrid-fuels.com